Filed Pursuant to Rule 433

Registration Statement No. 333-190136

October 13, 2015

FINAL TERM SHEET

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

3.000% FIXED RATE SENIOR NOTES TERMS AND CONDITIONS

This Free Writing Prospectus relates only to the securities described below and should only be read together with the preliminary prospectus supplement dated October 13, 2015 (the “Preliminary Prospectus Supplement”) and the Prospectus dated July 25, 2013 relating to these securities.

Issuer:	Banco Bilbao Vizcaya Argentaria, S.A.

Expected Ratings:*	Baa1 / BBB+ / A- (Moody’s/S&P/Fitch)

Principal Amount:	$1,000,000,000

Security Type:	Senior Notes

Form of Issuance:	SEC-Registered

Issue Price:	99.558%

Settlement Date:	October 20, 2015 (T+5)

Maturity Date:	October 20, 2020

CUSIP / ISIN:	05946K AD3 / US05946KAD37

Coupon:	3.000%

Benchmark Treasury:	1.375% due September 30, 2020

Spread to Benchmark:	T+175 bps

Treasury Strike:	1.346%

Re-offer Yield:	3.096%

Interest Payment Dates:	Semi-annually on April 20 and October 20 of each year.

First Interest Payment Date:	April 20, 2016 for interest for the period from and including the Issue Date to but excluding April 20, 2016.

Day Count Fraction:	30/360 (unadjusted)

Business Day Convention:	Following Business Day Convention (unadjusted).

Business Days:	New York City and TARGET2.

Redemption Provisions:

Tax call:	At 100% of principal and accrued interest.

Make-whole call:	Treasury plus 30 basis points, plus accrued and unpaid interest.

Listing call:	At 100% of principal and accrued interest.

Taxation:	Exemption from Spanish withholding tax applies subject to compliance with certain Spanish tax requirements, including the timely provision by the paying agent of certain information to the Issuer, and satisfaction of all other conditions for exemption from applicable Spanish withholding taxes.

Minimum Initial Purchase Amount:	$200,000.

Denominations:	A minimum of $1,000 with increments of $1,000 thereafter.

Listing:	New York Stock Exchange.

Agreement with Respect to the Exercise of Spanish Bail-in Power:	By its acquisition of any Senior Note, each holder (including each holder of a beneficial interest in a Note) will be deemed to acknowledge, agree to be bound by, and consent to the terms of the Senior Notes related to the exercise of the Spanish Bail-in Power (as defined in the Preliminary Prospectus Supplement) set forth under “Certain Terms of the Notes—Agreement with Respect to the Exercise of the Spanish Bail-in Power” in the Preliminary Prospectus Supplement.

Joint Bookrunners:	BBVA Securities Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

*	Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Senior Notes. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the delivery of the Senior Notes hereunder will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from BBVA Securities Inc. by calling toll free +1-800-422-8692, from Citigroup Global Markets Inc. by calling toll free +1-800-831-9146, from Deutsche Bank Securities Inc., by calling toll free +1-800-503-4611, or from Morgan Stanley & Co. LLC by calling toll free +1-866-718-1649.